SOURCE: Royal Bancshares of Pennsylvania
Aug 19, 2010 16:40 ET
Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for Second Quarter Ended June 30, 2010
NARBERTH, PA—(Marketwire — August 19, 2010) — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA), today announced its financial results for the second quarter ended June 30, 2010. The net loss attributable to Royal Bancshares (“Royal”) was $4.5 million for the quarter, or 38 cents per common share, compared to a net loss of $12.1 million, or 95 cents per common share, in the quarter ended June 30, 2009.
The improved second quarter results were primarily due to an increase in net interest income of $1.4 million due to lower funding costs and a one-time adjustment to interest income of $905,000, a reduction in the allowance for loan losses of $2.7 million, and an improvement of $4.9 million in impairment losses on available for sale securities. These improvements were partially offset by a $2.5 million impairment on real estate joint ventures.
For the six months ended June 30, 2010, net loss attributable to Royal Bancshares was $5.6 million, or 50 cents per common share, compared to a net loss of $18.8 million or $1.47 per share in the first six months of 2009.
This improvement was due to a $2.4 million increase in net interest income mainly due to lower funding costs, a $3.6 million improvement in the provision for loan losses, and a $9.0 million reduction in impairment losses on available for sale securities, partially offset by a $2.5 million impairment on real estate joint ventures, and a $1.2 million increase in impairments on OREO properties.
Robert R. Tabas, Chairman and CEO, said, “We are navigating the challenging economic environment while working hard to recast our balance sheet, mitigate risk in the loan portfolio, and position our company for the future. We also continue to reduce our reliance on high-cost brokered deposits and Federal Home Loan Bank advances, and during the second quarter we made continued progress in this regard while also maintaining core consumer and commercial deposits through our branch network.”
Mr. Tabas concluded, “The credit environment continues to be a challenge. While we have seen improvements and good news in some segments of the loan portfolio, we’ve also had setbacks. During the second quarter we wrote off two loans totaling $3.5 million due to deterioration in collateral values. However, we had a successful auction of foreclosed real estate in New Jersey during the second quarter, and subsequent to quarter end we sold another property in Philadelphia. The auction proceeds will be reflected in both second and third quarter financial results.”
The following is an overview of key financial metrics for the quarter:
•	Total assets were $1.18 billion at June 30, 2010, a decrease of 8.53% from $1.29 billion at December 31, 2009.

•	Second quarter 2010 deposit levels were $791.8 million, down $90 million or 10.21% from $881.8 million at December 31, 2009 and down $34.4 million or 4.16% from $826.2 million at March 31, 2010. This was a planned reduction as the company is actively reducing its reliance on brokered deposits. We also continue to reduce other borrowings via allowing Federal Home Loan Bank advances to redeem at maturity. Royal continues to maintain its deposit base from consumer and commercial accounts, reflecting confidence in the brand throughout the marketplace as well as the bank’s competitive interest rates on deposit products.

•	Net loans and leases at quarter end were $612.2 million, down 7.00% or $46.6 million compared to $658.8 million at December 31, 2009 (which includes loans held for sale) and down $18.2 million or 2.89% from $630.4 million at March 31, 2010.

•	Net interest income increased to $8.3 million in the second quarter of 2010, from $6.9 million for the same period in 2009, largely due to a lower cost of funds compared to prior periods. This also drove an increase in net interest income to $16.4 million for the six months ended June 30, 2010, compared to $14.0 million for the same period in 2009.

•	Net interest margin in the second quarter was 3.01%, up 71 basis points from the comparable 2009 quarter of 2.30%. Net interest margin for the six month period was 2.90%, up 50 basis points from 2.40% in the comparable period of 2009. Net interest margin was favorably impacted by 32 basis points in the quarter and 15 basis points for the six month period, due to the previously-mentioned income adjustment of $905,000.

•	Non-accrual and impaired loans were $74.4 million at June 30, 2010, up slightly compared to $73.7 million at December 31, 2009. An increase in nonaccrual loans since year end was mostly offset as a result of loans becoming current and placed back on accrual, loan payoffs, transfers to other real estate owned, and charge-offs. Royal has no troubled debt restructured loans or loans past due 90 days or more on which it has continued to accrue interest during the quarter.

•	At June 30, 2010, Royal Bank America had capital ratios above the level required to meet regulatory standards for a well-capitalized institution. Total capital to risk-weighted assets was 14.57%; Tier I capital to risk-weighted assets was 13.30%: and Tier I capital to average assets was 8.83%.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands in Pennsylvania, New Jersey and New York. For the past 40+ years, Royal has played a lead role in the growth and development of our region, empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Forward Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2009.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Six Months
(in thousands, except for	Ended Jun. 30th		Ended Jun. 30th
earnings per common share)	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$15,173	$16,570	$30,796	$32,924
Interest Expense	6,839	9,681	14,442	18,966

Net Interest Income	8,334	6,889	16,354	13,958
Provision for Loan Losses	4,290	6,956	6,193	9,753

Net Interest Income (Loss) after Provision	4,044	(67)	10,161	4,205
Non Interest Income/(Loss)	1,718	(3,404)	3,023	(6,988)
Non Interest Expense	10,041	8,319	18,094	15,544

Loss before Taxes	(4,279)	(11,790)	(4,910)	(18,327)
Income Taxes	0	0	0	0

Net Loss	(4,279)	(11,790)	(4,910)	(18,327)
Less Net Income attributable to noncontrolling interest	259	264	701	480
Net Loss attributable to Royal Bancshares	$(4,538)	$(12,054)	$(5,611)	$(18,807)

Loss per common share — basic	$(0.38)	$(0.95)	$(0.50)	$(1.47)

SELECTED RATIOS:
Return on Average Assets	-1.5%	-3.9%	-0.9%	-6.2%
Return on Average Equity	-17.2%	-45.5%	-10.7%	-75.3%
Average Equity to Assets	8.7%	8.5%	8.5%	8.3%
Book Value Per Share	$5.26	$5.74	$5.26	$5.74
CONDENSED BALANCE SHEET

	Jun. 30, 2010	Dec. 31, 2009
(in thousands)	(unaudited)	(unaudited)
Cash and Cash Equivalents	$114,831	$58,298
Investment Securities	349,771	449,671
Loans & Leases (net)	612,197	658,787
Premises and Equipment (net)	16,716	18,798
Accrued Interest receivable	15,985	14,942
Other Assets	73,978	92,230

Total Assets	$1,183,478	$1,292,726

Deposits	791,827	881,755
Borrowings	236,566	257,827
Other Liabilities	25,306	23,056
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	100,146	101,156
Noncontrolling Interest	3,859	3,158

Total Equity	104,005	104,314

Total Liabilities and Equity	$1,183,478	$1,292,726

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”
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Company Contact:
Marc Sanders
Director of Marketing
Royal Bank America
Office: 610-668-4700
Cell: 484-802-1944